Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2017 Stock Incentive Plan of DPW Holdings, Inc. (formerly known as Digital Power Corporation) of our report dated March 30, 2016, with respect to the consolidated financial statements of DPW Holdings, Inc. for the year ended December 31, 2015, which appears in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission on April 10, 2017.

Tel-Aviv, Israel
January 9, 2018

/s/ Kost Forer Gabbay and Kasierer
Kost Forer Gabbay and Kasierer A member of Ernst & Young Global